Exhibit 99.1

BOB EVANS FARMS ANNOUNCES BYLAW AMENDMENTS

NEW ALBANY, Ohio – January 28, 2014

Bob Evans Farms, Inc. (NASDAQ: BOBE) announced today that the Board of Directors has amended the Company’s Bylaws to, among other things,

•	lower the voting threshold required for stockholders to amend most provisions of the Bylaws from 80% to a majority vote of the holders of the common stock outstanding. The sole exception to the majority vote standard would be those provisions that required an 80% stockholder vote for amendment pursuant to the Bylaws as last amended by the stockholders at the 2011 Annual Meeting. As described below, the Board intends to propose to stockholders to eliminate these exceptions at the 2014 Annual Meeting;

•	eliminate the concept of “continuing directors” and the corresponding restrictions on the Board from taking certain actions, including calling and making a proposal at a special meeting, filling vacancies on the Board and recommending removal of a director, without the consent of “continuing directors;” and

•	eliminate provisions that would prohibit a director-nominee from receiving compensation, reimbursement or indemnification from any person other than the Company in connection with service as a director of the Company.

The Company also said that, as part of the Board’s succession planning, a search process for additional independent directors has been underway since August 2013, with the assistance of an independent search firm retained by the Board’s Nominating and Corporate Governance Committee. The Company expects that process to result in at least one, and up to three, new independent directors joining the Board at or prior to the Company’s 2014 Annual Meeting.

In addition, the Company said that it intends to propose a number of governance changes to be voted on by stockholders at the 2014 Annual Meeting, including:

•	an amendment of the Company’s Certificate of Incorporation to allow stockholders to remove one or more directors with or without cause by a majority vote of the holders of the common stock outstanding, instead of the current 80% requirement;

•	an amendment of the Company’s Bylaws to allow stockholders to amend all provisions of the Bylaws by a majority vote of the holders of the common stock outstanding instead of the 80% requirement that remains applicable to certain provisions following today’s amendments by the Board to restore the text of these provisions as approved by stockholders in 2011; and

•	an amendment of the Company’s Bylaws to permit stockholders to call special meetings by the holders of 25% of the outstanding stock, instead of the current requirement of a majority of the outstanding stock.

“Our Board is committed to the highest corporate governance standards and believes that these amendments to our Bylaws and proposed other governance changes will serve the best interests of all stockholders,” said Steven A. Davis, Chairman and CEO of Bob Evans.

“As part of our continuing effort to ensure exceptional leadership at Bob Evans, the Nominating and Corporate Governance Committee, along with its independent director search firm, has been and will continue diligently to search for and identify outstanding new candidates as independent directors. These qualified individuals will further strengthen our Board and will contribute to our ongoing transformational growth initiatives at Bob Evans Restaurants and BEF Foods,” said Michael Gasser, Lead Independent Director of the Board.

The amended and restated Bylaws will be filed with the Securities and Exchange Commission by the Company in a Current Report on Form 8-K.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the second fiscal quarter (October 25, 2013), Bob Evans Restaurants owned and operated 561 family restaurants in 19 states, primarily in the Midwest, Mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods, Inc. segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Forward-Looking Statements

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 26, 2013, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Additional Information and Where You Can Find It

The Company, its directors and certain of its executive officers are participants in the solicitation of stockholders in connection with the matters raised by Sandell Asset Management and its affiliates (“Sandell”). The Company may file a preliminary consent revocation statement (the

“Consent Revocation Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with a solicitation of consents by Sandell. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement for its 2013 annual meeting of stockholders, filed with the SEC on July 12, 2013. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended April 26, 2013, filed with the SEC on June 21, 2013 and its Quarterly Reports on Form 10-Q for the first two quarters of the fiscal year ended April 26, 2014 filed on September 3, 2013 and December 26, 2013, respectively. To the extent holdings of the Company’s securities have changed since the amounts printed in the proxy statement for the 2013 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

If the Company files a definitive Consent Revocation Statement with the SEC, the Company promptly will mail the definitive Consent Revocation Statement and a form of consent revocation to each stockholder entitled to deliver a written consent in connection with the possible consent solicitation. WE URGE INVESTORS TO READ ANY CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of any Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the possible consent solicitation at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investors.bobevans.com/sec.cfm.